Exhibit 99.5.1
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55 Water Street Fund Services                             Standard & Poor's
New York, New York 10041-0003                             A Division of The McGraw-Hill Companies, Inc.
Telephone 212/438-2000
FAX 212/438-5075
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                                February 7, 2002


Glickenhaus & Company
6 East 43rd Street
New York, New York 10017

Re: Empire State Municipal Exempt Trust, Guaranteed Series 162

       Pursuant to your request for a Standard & Poor's rating on the units of the above-captioned Trust, SEC #333-68904, we have reviewed the information presented to us and have assigned a 'AAA' rating to the units of the Trust and a 'AAA' rating to the securities contained in the Trust. The ratings are direct reflections of the portfolios of the Trust, which will be composed solely of securities covered by bond insurance policies that insure against default in the payment of principal and interest on the securities. Since such policies have been issued by MBIA, which has been assigned a 'AAA' claims paying ability ratings by Standard & Poor's, Standard & Poor's has assigned a 'AAA' rating to the units of the Trust and to the securities contained in the Trust. Please note that securities covered by bond insurance policies that insure such securities only as long as they remain in the Trust are rated 'AAA'.

       Standard & Poor's will maintain serveillance on the 'AAA' rating until March 7, 2003. On this date, the rating will be automatically withdrawn by Standard & Poor's unless a post effective letter is requested by the Trust.

       You have permission to use the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and the above-assigned ratings in connection with your dissemination of information relating to these units, provided that it is understood that the ratings are not "market" ratings nor recommendations to buy, hold, or sell the units of the Trust or the securities contained in the Trust. Further, it should be understood the rating on the units does not take into account the extent to which fund expenses or portfolio asset sales for less than the fund's purchase price will reduce payment to the unit holders of the interest and principal required to be paid on the portfolio assets. Standard & Poor's reserves the right to advise its own clients, subscribers, and the public of the ratings. Standard & Poor's relies on the sponsor and its counsel, accountants, and other experts for the accuracy and completeness of the information submitted in connection with the ratings. Standard & Poor's does not independently verify the truth or accuracy of any such information.

       This letter evidences our consent to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the rating assigned to the units in the registration statement or prospectus relating to the units or the Trust. However, this letter should not be construed as a consent by us, within the meaning of Section 7 of the Securities Act of 1933, to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the ratings assigned to the securities contained in the Trust. You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

       Please be certain to send us a copy of your final prospectus as soon as it becomes available. Should we not receive it within a reasonable time after the closing or should it not conform to the representations made to us, we reserve the right to withdraw the rating.

       We are pleased to have had the opportunity to be of service to you. If we can be of further help, please do not hesitate to call upon us.

                                                  Sincerely,

                                                  /s/ Gary R. Arne
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                                                  Gary R. Arne
                                                  Managing Director


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                                                       100 William Street
FT INTERACTIVE DATA                                    New York, NY 10038. USA
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Financial Times                                        Tel. 212-269-6300
                                                       Fax. 212-771-6929
                                                       www.FTInteractiveData.com


February 7, 2002

Glickenhaus & Co.
6 East 43rd Street
New York, New York 10017


Lebenthal & Co., Inc.
120 Broadway
New York, New York 10271



RE: EMPIRE STATE MUNICIPAL EXEMPT TRUST
    Guaranteed Series 162


Gentlemen:

We have examined the Registration Statement File No.333-68904 for the referenced Trust and acknowledge that Interactive Data Corporation is currently acting as the evaluator for the Empire State Municipal Exempt Trust Guaranteed Series 162. Subsequently, we hereby consent to the reference of Interactive Data Corporation as Trust evaluator.

In addition, we confirm that the ratings of the bonds comprising the portfolio of the Trust, as indicated in the Registration Statement, are the ratings currently indicated in our Muniview data base as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,


/s/ Art Brasch
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Art Brasch
Vice President